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                                                         Exhibit (12)
                                                         AT&T Form 10-K


                    AMERICAN TELEPHONE AND TELEGRAPH COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Dollars in Millions)
                                  (Unaudited)

                                   For the Year Ended December 31,
                            1993      1992      1991      1990      1989
                            ----      ----      ----      ----      ----

Earnings Before Income
  Taxes                    $6,204    $5,958    $  883    $4,879    $4,731

Less Interest Capitalized
  During the Period            72        62        79        79        89

Less Undistributed
  Earnings of Less Than
  50% Owned Affiliates        (16)       23        49        39        31

Add Fixed Charges           1,528     1,621     1,781     1,864     1,400
                           ------    ------    ------    ------    ------
     Total Earnings        $7,676    $7,494    $2,536    $6,625    $6,011
                           ======    ======    ======    ======    ======

Fixed Charges

Total Interest Expense
  Including Capitalized
  Interest                 $1,181    $1,247    $1,294    $1,267    $  997

Interest Portion of
  Rental Expenses             347       374       487       597       403
                           ------    ------    ------    ------    ------

     Total Fixed
       Charges             $1,528    $1,621    $1,781    $1,864    $1,400
                           ======    ======    ======    ======    ======

Ratio of Earnings to
  Fixed Charges               5.0       4.6       1.4       3.6       4.3
                           ======    ======    ======    ======    ======